Exhibit 10.1

Certain identified information has been excluded from this Exhibit 10.1 because it is both not material and would likely cause competitive harm to MEI Pharma, Inc. if publicly disclosed. The redacted portions are marked as [*CONFIDENTIAL*].

Execution Version

Termination Agreement

This Termination Agreement (this “Termination Agreement”) is made and entered into effective as of July 14, 2023 (“Termination Effective Date”), by and between MEI Pharma, Inc., a Delaware corporation having an office at 11455 El Camino Real, STE 250, San Diego, CA 92130 (“MEI”) and Kyowa Kirin Co., Ltd. (formerly known as Kyowa Hakko Kirin Co., Ltd.), a Japanese corporation having an office at 1-9-2 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan (“KKC”). MEI and KKC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, the Parties have entered into the LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT dated April 13, 2020, as amended to date (the “Original Agreement”); and

WHEREAS, the Parties desire to terminate the Original Agreement by mutual consent in accordance with this Termination Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Termination Agreement, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definition. Capitalized terms not otherwise defined in this Termination Agreement shall have the same meaning as in the Original Agreement.

2.	Agreement to Termination of the Original Agreement.

(a)

The Parties hereby agree that the Original Agreement shall be terminated in its entirety as of the Termination Effective Date, subject to the terms and conditions of this Termination Agreement; provided that, each Party will perform the applicable on-going obligations described in Exhibit A (the “On-Going Activities”) and, in addition to those provisions of the Original Agreement which survive in accordance with Section 3 of this Termination Agreement below, the following provisions of the Original Agreement shall survive and apply solely to the On-Going Activities until the date of completion of the On-Going Activities (such date, on an On-Going Activity-by-On-Going Activity basis, the “On-Going Activities Completion Date”)[: Sections 1 (to the extent necessary to give effect to other surviving provisions),

3.1 and 3.2 (subject to Section 3(b) of this Termination Agreement), 3.3, 4.1(e), 5.1(c), 7.2(c)(ii), 7.2(d), 8.3-8.6 (inclusive), 14 (but not Section 14.1)].

(b)

The Parties hereby confirm that the Data Transfer Agreement dated November 10, 2022 (“Data Transfer Agreement”) shall be hereby terminated as of the Termination Effective Date in its entirety and notwithstanding anything to the contrary therein, and the Parties acknowledge and agree that this Termination Agreement amends the Data Transfer Agreement, but it does not amend, modify or repeal any of the surviving obligations in the Data Transfer Agreement that are by their nature intended to survive. In particular, Schedule 1 (the “European Processing Terms”) of the Data Transfer Agreement shall survive for any personal data sets covered by it that MEI and KKC continue to control jointly according to Article 26 GDPR and pursuant to Section 3 of this Agreement. In addition, as of the Termination Effective Date, KKC hereby revokes the Power of Attorney dated November 10, 2022 which is attached as Exhibit B.

3.	Effect of Termination; On-Going Activities.

(a)

Each Party hereby confirms that it shall comply with Section 11.5 of the Original Agreement; provided, however, that, notwithstanding Section 11.5 of the Original Agreement, Sections 11.3, and 11.4 of the Original Agreement shall not survive the Termination Effective Date. For clarity, Sections 11.3, 11.4, and 14.1 of the Original Agreement are not applied, and shall be of no force or effect. Further, the Parties hereby confirm that Sections 4.2(c), 4.4, 5.3 and 6.3 of the Original Agreement shall not survive the termination of the Original Agreement because any amounts which the foregoing Sections are applicable to have not become due or accrued as of the Termination Effective Date and, KKC shall ensure that any such amounts will not become due or accrued after the Termination Effective Date.

(b)	Notwithstanding anything to the contrary in the Original Agreement, as of the Termination Effective Date:

(i)

any licenses granted to KKC (with the right to grant Sublicenses) under Section 3.1 of the Original Agreement shall become non-exclusive and terminate except to the extent necessary to perform any On-Going Activities (and shall terminate conclusively upon the On-Going Activities Completion Date), and KKC shall immediately cease all use of and activities with respect to MEI Technology except to the extent necessary to perform any On-Going Activities. All sublicenses granted by KKC to Affiliates or Sublicensees under the Original Agreement shall immediately terminate except to the extent necessary to perform any On-Going Activities;

(ii)

any licenses granted to MEI (with the right to grant Sublicenses) under Section 3.2 of the Original Agreement shall become non-exclusive and terminate except to the extent necessary to perform any On-Going Activities (and shall terminate conclusively upon the On-Going Activities Completion Date), and MEI shall immediately cease all use of and activities with respect to KKC Technology except to the extent necessary to perform any On-Going Activities. All sublicenses granted by MEI to Affiliates or Sublicensees under the Original Agreement shall immediately terminate except to the extent necessary to perform any On-Going Activities; and

(iii)

KKC shall be responsible and liable, as between the Parties, for all elements of any clinical trials conducted by KKC, including any trials or continuing obligations ongoing as of the Termination Effective Date with respect to Compassionate Use, and, subject to Section 13.3 of the Original Agreement, KKC shall indemnify and hold MEI Indemnitees harmless from and against any Claims against them to the extent arising or resulting from the Compassionate Use.

4.

Data. As of the Termination Effective Date, notwithstanding Section 9.1 of the Original Agreement, (a) all data generated in connection with any Development, Manufacturing, Commercialization or Packaging activities with respect to any Compound or Product in the U.S. Global Study under the Original Agreement, including, without limitation, trial master file (TMF), non-clinical study data and non-clinical study report generated by MEI, clinical study report (CSR) and any other Regulatory Data in relation to the U.S. Global Study, shall be solely owned by MEI and deemed as MEI’s Confidential Information (“MEI Data”) and (b) all data generated in connection with any Development, Manufacturing, Commercialization or Packaging activities with respect to any Compound or Product in Clinical Studies in Japan under the Original Agreement (other than data generated under the U.S. Global Study which is subject to the foregoing clause 4(a)), including, without limitation, TMF, non-clinical study data and non-clinical study report generated by KKC, CSR and any other Regulatory Data in relation to Clinical Study in Japan, shall be solely owned by KKC and deemed as KKC’s Confidential Information (“KKC Data”). Notwithstanding the foregoing, KKC agrees to promptly provide MEI with copies of all raw data in “SAS file” format for the Clinical Studies conducted in Japan. Each of MEI and KKC represents and warrants that it has not breached or violated any applicable data protection laws as of the Termination Effective Date with respect to data for which both MEI and KKC were deemed to be the joint data controller under applicable data protections laws prior to the Termination Effective Date (“Data Warranties”). Subject to Section 13.3 of the Original Agreement, each Party shall indemnify and hold the other Party’s indemnitees (i.e., the KKC Indemnitees and MEI

Indemnitees, as applicable) harmless from any and all Claims against them to the extent arising out of (i) a breach of the Data Warranties or (ii) KKC’s use or processing of the MEI Data (with respect to KKC as the Indemnifying Party) or MEI’s use or processing of the KKC Data (with respect to MEI as the Indemnifying Party).

5.	Inventions. The Parties hereby acknowledge and agree that, as of the Termination Effective Date, no Inventions have arisen under the Original Agreement.

6.

Pharmacovigilance. Notwithstanding Section 2.4 of the Amended and Restated Safety Data Exchange Agreement dated July 17th, 2020, as amended to date (“Pharmacovigilance Agreement”), the Parties hereby agree that Pharmacovigilance Agreement shall be hereby terminated as of the Termination Effective Date in its entirety and notwithstanding anything to the contrary therein that would purport to otherwise survive.

7.

Return of Confidential Information. After the latest of the On-Going Activities Completion Date, the Receiving Party shall return to the Disclosing Party or destroy, at the Disclosing Party’s election, all Confidential Information of the Disclosing Party, including all copies thereof and all materials, substances and compositions delivered or provided by the Disclosing Party to the Receiving Party, provided that the Receiving Party shall have the right to retain one (1) copy thereof, which may be retained by the Receiving Party solely for legal archiving purposes, provided further that, each Party shall have no obligation to return to the other Party or destroy Confidential Information of both Parties.

8.

Publication. Notwithstanding Sections 10.4 and 11.5 of the Original Agreement, (a) KKC shall have the right to publicly present or publish on (i) results of the “ME-401-K01” and “ME-401-K02” Study and (ii) results of any nonclinical study conducted by KKC under each Development Plan prior to the Termination Effective Date, subject to prior review by MEI, and (b) subject to the foregoing (a), MEI shall, as between the Parties, have the sole right to publicly present or publish results of studies carried out under the Original Agreement and information that otherwise pertains to the Product. Notwithstanding the foregoing, MEI shall not have the right to publish or present KKC’s Confidential Information without KKC’s prior written consent, and KKC shall not have the right to publish or present MEI’s Confidential Information without MEI’s prior written consent, in each case with reference to Confidential Information as of the Termination Effective Date. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.

9.	Cost Sharing.

(a)

Unless otherwise agreed between the Parties in writing, including as set forth in Section 9(b) of this Termination Agreement, the Parties hereby acknowledge and agree that (i) any costs and expenses which are incurred under the Original Agreement prior to the Termination Effective Date shall be processed in accordance with applicable provisions of the Original Agreement, including Sections 4.1(e), 5.1(c) and 6.1(c) of the Original Agreement and (ii) Sections 4.1(e), 5.1(c) and 6.1(c) of the Original Agreement shall apply mutatis mutandis to any costs and expenses which are incurred with respect to any On-Going Activities, including applicable remaining Development activities until the Compassionate Use End Date after the Termination Effective Date.

(b)	Notwithstanding Section 9(a) of this Termination Agreement, unless otherwise separately agreed between the Parties;

(i)

KKC shall solely bear (x) any costs and expenses arising from any activities that MEI has no obligation to conduct under the Original Agreement but has been conducted by MEI due to KKC’s request, since December 6, 2022, including any costs and expenses arising from any activities that MEI has conducted to Develop the Compound and Product in the Field in Japan and (y) any costs and expenses which will be incurred by MEI in connection with Compassionate Use (as defined below) by KKC under this Termination Agreement after the Termination Effective Date; and

(ii)

MEI shall solely bear (x) any costs and expenses arising from any activities that KKC has no obligation to conduct under the Original Agreement but has been conducted by KKC due to MEI’s request, since December 6, 2022 and (y) any costs and expenses arising in connection with any activities that MEI has no obligation to conduct under the Original Agreement but has been conducted by MEI for MEI’s business purpose, since December 6, 2022.

(c)	For transparency purposes, the estimated costs are outlined in Exhibit D.

10.

Compassionate Use. KKC wishes, and MEI hereby consents, to create a Compassionate Use program (as defined below). Notwithstanding anything to the contrary in the Original Agreement and without limiting Section 2(a) of this Termination Agreement, during the time period starting from the Termination Effective Date and ending on the earlier of (a) the date of completion for Compassionate Use (as defined below) or (b) November 30, 2027 (“Compassionate Use End Date”), MEI hereby grants to KKC an non-exclusive and royalty-free license under the MEI Technology to Package, have Packaged, transfer, have transferred and use Compound and Product in the Field to the extent necessary for the Compassionate Use. Upon KKC’s reasonable request, MEI shall provide KKC with information in relation to the Product set forth in Exhibit C solely to the extent necessary for the Compassionate Use. After the Compassionate Use End Date, KKC shall (i) immediately cease to use the Product for Compassionate Use and proceed necessary procedures to close the IND for Compassionate Use, including submission of a development cancellation notice for the Clinical Trial in Japan to PMDA, and (ii) destroy any remaining inventory of Product in accordance with Applicable Laws. In this Termination Agreement, “Compassionate Use” means the use of a Product in accordance with Applicable Laws under compassionate use in expanded access programs to treat the patients who participated as subjects in Study “ME-401-K01,” and “ME-401-K02”. For clarity, nothing in this Termination Agreement shall oblige KKC to perform Compassionate Use.

11.

Supply of Bulk Pharmaceuticals of Product. Solely for use in performing Compassionate Use, and under the license granted to KKC under Section 10 of this Termination Agreement, MEI shall provide a one-time supply of 57,000 bulk capsules of Product in bulk pharmaceutical form (“Bulk Product”) to KKC “as-is”. The Parties hereby agree that the Amended and Restated Clinical Supply Agreement dated July 28, 2020, as amended to date (“Clinical Supply Agreement”), and the Restated Clinical Quality Agreement dated August 17, 2020, as amended to date (“Clinical Quality Agreement”), shall be hereby terminated as of the Termination Effective Date in their entirety and notwithstanding anything to the contrary therein that would purport to otherwise survive (the Parties acknowledge and agree that this Termination Agreement amends the Clinical Supply Agreement and Clinical Quality Agreement with respect to any surviving obligations, which, for clarity, shall not survive), and KKC acknowledges and agrees to take full responsibility for all such Bulk Product provided to KKC, including any and all obligations that would have been in effect under the terminated Clinical Quality Agreement and any product liability claims.

12.	Mutual Release.

(a)

Each Party, for itself and its past and present Affiliates, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the “Releasors”), does hereby remise, release and forever discharge the other Party, the past and present Affiliates of such other Party, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the “Releasees”), of and from any and all causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands of whatever kind, known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, in law or in equity, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees, for, by reason of, or arising out of, any performance, breach or alleged breach of the Original Agreement to and including the Termination Effective Date; provided, however, that this release does not, and shall not be construed to, apply to any Surviving Claims (defined below).

(b)

As used herein, the term “Surviving Claims” means any causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands arising out of any of the provisions of the Original Agreement which survive the termination of the Original Agreement pursuant to Section 3 of this Termination Agreement, including arising out of any breach of, or any other failure to observe or perform, any of such surviving provisions of the Original Agreement, but only with respect to such breaches or failures that occur after the Termination Effective Date. For clarity, any claims related to the Compassionate Use for which KKC is liable hereunder are Surviving Claims to the extent applicable.

(c)

Each Party, for itself and its other Releasors, represents and warrants that no Releasor has assigned or transferred, or purported to assign or transfer, voluntarily, involuntarily, or by operation of law, any claim herein released or any part or portion thereof.

(d)

Each Party, for itself and its other Releasors, covenants and agrees never to commence, prosecute, or cause, permit, or advise to be commenced or prosecuted on behalf of any of the Releasors, any action, suit or proceeding based upon any claim or other matter herein released or any part or portion thereof.

(e)	For clarity, this Section 12 is not intended to release claims arising in connection with this Termination Agreement or the Compassionate Use.

13.

Public Announcements. No public announcement or statements (including presentations to investor meetings and customer updates) concerning the existence of or terms of this Termination Agreement or the Original Agreement shall be made, either directly or indirectly, by either Party or its Affiliates, without first obtaining the written approval of the other Party and agreement on the nature, text and timing of such announcement or disclosure; provided that, each Party shall have the right to make such public announcement or other disclosure as may be required by Applicable Law or stock exchange listing requirement (including, for clarity, disclosing to the public that the Original Agreement has been terminated and answering any questions received with respect thereto).

14.	Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

15.

Entire Agreement. This Termination Agreement, together with the Exhibits hereto which are incorporated herein by reference, and the terms of the Original Agreement that expressly continue to apply to the Parties in accordance with this Termination Agreement, contains the complete and entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior negotiations, agreements, and understandings between the Parties with respect to such subject matter. Each Party specifically acknowledges that the other Party has made no representations or promises (written or oral) inducing execution of this Termination Agreement other than those specifically stated herein. This Termination Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each of the Parties.

16.

Relationship Between the Parties. The Parties’ relationship with one another, as established by this Termination Agreement, is solely that of independent contractors. This Termination Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party. Neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

17.

Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Termination Agreement or to exercise any right arising out of this Termination Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

18.

Severability. If any one or more of the provisions contained in this Termination Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Termination Agreement.

19.

Notices. Any notice to be given under this Termination Agreement must be in writing and delivered either (a) in person, (b) by air mail (postage prepaid) requiring return receipt, (c) by overnight courier, or (d) by e-mail with delivery and return receipts requested and confirmation of delivery thereafter, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five (5) days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (iv) if sent by e-mail, the date of confirmation of receipt.

If to MEI:

MEI Pharma, Inc.

11455 El Camino Real, STE 250

San Diego, CA 92130

Attention: CEO

Email: legalnotices@meipharma.com

If to KKC:

Kyowa Kirin Co., Ltd.

1-9-2 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan

Attention: Director, Business Development Department

Email: kkcbdcontact.pq@kyowakirin.com

20.

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Termination Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

21.

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Termination Agreement. Accordingly, the rule of construction that any ambiguity in this Termination Agreement shall be construed against the drafting Party shall not apply.

22.

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d)

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Termination Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, or Schedules shall be construed to refer to Articles, Sections, or Schedules of this Termination Agreement, and references to this Termination Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Termination Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding electronic mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the terms “or” and “and/or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

23.

English Language. This Termination Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Termination Agreement shall be in the English language.

24.

Counterparts. This Termination Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall prepare such counterpart by electronically transmitting a signed copy of this Termination Agreement (e.g., by portable document format), which counterpart shall be deemed an original and fully valid and binding on the Party whose name is contained therein. Without limitation to the foregoing, each Party agrees to, as soon as reasonably practicable, execute and deliver to the other Party physical signed copies of this Termination Agreement upon request by the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Termination Agreement to be executed by their duly authorized representatives as of the Termination Effective Date.

MEI PHARMA, INC.		KYOWA KIRIN CO., LTD.

By:	/s/ David Urso	By:	/s/ Tetsuya Hagiwara
Name:	David Urso	Name:	Tetsuya Hagiwara, PhD
Title:	President and Chief Executive Officer	Title:	Vice President, Head of Business Development Department, Strategy Division
Date:	7/14/2023	Date:	7/14/2023

EXHIBIT A
On-Going Activities

[FOUR PAGES HAVE BEEN REDACTED]

[*CONFIDENTIAL*]

EXHIBIT B

Power of Attorney

Power of Attorney

RE:	Protocol Number: ME-401-004
Study Drug: ME-401 or Zandelisib
Protocol Title: “A Phase 3, Randomized, Open-Label, Controlled, Multicenter Study of Zandelisib
(ME-401) in Combination with Rituximab Versus Standard Immunochemotherapy in Patients
with Relapsed Indolent Non-Hodgkin’s Lymphoma (iNHL) – The COASTAL Study” (the “Study”)

Kyowa Kirin Co. Ltd. with its registered office at 1-9-2 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan, acting on its own behalf and as agent for each KKC affiliate, (“KKC”) hereby authorizes MEI Pharma, Inc. with its registered address at 11455 EI Camino Real, Suite 250, San Diego, CA 92130 (“Sponsor”), the regulatory sponsor of the Study, to act and sign certain documents in furtherance of the clinical study activities of this Study, as further particularized below.

Sponsor is authorized, on behalf of KKC, to prepare, review, negotiate and execute any data processing agreements, joint controller agreements and/or standard contractual clauses for compliance with GDPR or other applicable date protection laws (each an “Agreement”) with clinical sites, investigators and other related entities participating in the Study in the EEA, United Kingdom and Switzerland (each such entity being an “Investigator”) strictly in accordance with and as permitted under the Data Transfer Agreement between the parties.

Sponsor and KKC have agreed that they are joint controllers of the personal data arising from the Study.

This Power of Attorney shall remain in full force and effect throughout the duration of the Study unless earlier revoked in writing by KKC. This Power of Attorney cannot be transferred or assigned by Sponsor to any other person or entity.

This Power of Attorney shall be interpreted comprehensively to effectuate the purpose for which it was granted.

Should any individual provision(s) of this Power of Attorney be invalid, this shall not affect its remaining provisions.

This Power of Attorney is subject to the law of the Netherlands.

KYOWA KIRIN CO. LTD.

Signature:	/s/ Yoshifumi Torii
Name:	Yoshifumi Torii, Ph.D.

Title:	Executive Officer, Vice President, Head, R&D Division

Date:	10/Nov/2022

TK-858138.5

EXHIBIT C

MEI Information

Final clinical study report synopsis (CSR including TLFs or SAP) and datasets of 002, 003, 004 and 010 Studies of U.S. Global Study

Exhibit D

Estimated Costs

[ONE PAGE HAS BEEN REDACTED]

[*CONFIDENTIAL*]